Exhibit 2.01

Disclosure of Payments by Resource Extraction Issuers

Unless the context requires otherwise, references to “Cheniere Partners,” refers to Cheniere Energy Partners, L.P., its consolidated subsidiaries and entities required to be included in this report. The information within this report has been prepared and is presented in accordance with Rule 13q-1 (17 CFR 240.13q-1) under the Securities Exchange Act of 1934, as amended (“the Rule”). This report is limited to payments required to be disclosed by the Rule and does not include other payments and contributions to governmental and civic entities beyond the scope of the Rule.

Cheniere Partners owns and operates a natural gas liquefaction and export facility located in Cameron Parish, Louisiana at Sabine Pass. The method of extraction is “well.”

Cheniere Partners has not made any payments to the U.S. federal government or any foreign governments for the purpose of commercial development of oil and natural gas during the year ended December 31, 2024.